EXHIBIT 10.4
R.H. DONELLEY CORPORATION
AMENDMENT TO
RESTRICTED STOCK UNITS AGREEMENT
RECITALS
     WHEREAS, R.H. Donelley Corporation, a Delaware Corporation (the “Company”) has previously granted Restricted Stock Units (“RSUs”) to certain of its service providers (“Participants”) pursuant to the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (the “2005 Plan”);
     WHEREAS, the Company and Participants have previously entered into individual Restricted Stock Units Agreements (the “RSU Agreements”) setting forth the terms and conditions of RSU awards in accordance with the form of RSU Agreement previously adopted for granting RSU awards pursuant to the 2005 Plan;
     WHEREAS, Section 12(e) of the 2005 Plan and Section 12(b) of the RSU Agreements provide the Company the right to unilaterally amend the RSU Agreements provided such amendments do not materially and adversely affect Participant’s rights to such awards;
     WHEREAS, since the initial grant of certain of the RSUs, the U.S. Treasury has promulgated final regulations governing Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and issued other formal and informal guidance applicable to the RSU awards that necessitate certain clarifications and changes to the terms of the RSU Agreements to better ensure compliance with Code Section 409A and the avoidance of potential excise taxes upon Participants; and
     WHEREAS, the Employee Benefits Committee (the “Committee”), pursuant to authority granted by the Compensation and Benefits Committee of R.H. Donnelley Corporation, has determined that it is necessary and advisable and in the best interests of Participants to unilaterally amend the RSU Agreements effective December 31, 2008 to reflect various clarifications or changes required for documentary compliance with Code Section 409A;
     NOW, THEREFORE, effective December 31, 2008, each RSU Agreement, to the extent applicable, is hereby amended as follows:
     1. Section 4(c) is amended to read as follows:
The term “Disability” shall have the meaning set forth in final Treasury Regulation § 1.409A-3(i)(4) and any successor regulation, and the term “Retirement” shall mean Participant’s Termination after attaining (i) age 55 years with 10 years of service with the Company or any of its subsidiaries or affiliates or (ii) age 65 years without regard to years of such service. “Termination” (and “Terminates,” “Separates,” and similar terms) means Participant’s “separation from service” from the Company and its subsidiaries and affiliates within the meaning of final Treasury Regulation § 1.409A-1(h) and any successor regulation.
     2. Sections 5(a)(ii) and (iii) are amended to read as follows:
(ii)	In the event of Participant’s death or the Participant’s Termination by the Company upon the Company’s determination of the Participant’s Disability, at the time of such event.

(iii)	In the event of a “Change in Ownership or Effective Control of the Corporation or a Change in the Ownership of a Substantial Portion of the Assets of the Corporation” as such term is defined in final Treasury Regulations § 1.409A-3(i)(5), at the time of such event.
     3. The reference at the end of Section 5(a) to the short-term deferral period permitted under the Proposed Treasury Regulation is amended to refer to “final Treasury Regulation § 1.409A-1(b)(4) and any successor regulation.”
     4. Section 9 (Change in Control) is amended to add the phrase “Except as otherwise expressly provided in this Agreement,” at the beginning of the Section.
     5. Section 12(e) is amended to read as follows:
To the extent that RSUs (or a portion thereof) constitute 409A Awards, settlement of such RSUs may not be accelerated in the discretion of the Company (except to the extent permitted under final Treasury Regulations 1.409A-3(j) or any successor regulation). Other provisions of this RSU Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (including proposed regulations) as presently in effect or hereafter implemented, (i) if the timing of any distribution in settlement of RSUs would result in Participant’s constructive receipt of income relating to the RSUs prior to such distribution, the date of distribution will be the earlier date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt; (ii) any distribution of RSUs deemed to be 409A Awards the timing of which is tied to a termination of employment shall not occur until six months after separation from service if the Participant is a “Specified Employee” within the meaning of Code Section 409A(a)(2)(B)(i) and to the extent such six-month delay is required to comply with Code Section 409A(a)(2)(B)(i); and (iii) if the Participant otherwise would be subject to constructive receipt of income relating to the RSUs prior to such distribution, any rights of

Participants or retained authority of the Company with respect to RSUs hereunder shall be automatically modified and limited to the extent necessary so that Participant will not be deemed to be in constructive receipt of income relating to the RSUs prior to the distribution and so that Participant shall not be subject to any penalty under Section 409A.
     6. Any other provisions of an RSU Agreement not expressly amended above citing to sections of the Proposed Treasury Regulations shall be amended to the extent necessary to refer instead to the corresponding successor sections of the final Treasury Regulations promulgated under Code Section 409A.
     7. To the extent any Participant has previously received an RSU award under an individual RSU Agreement which deviates from the standard form RSU Agreement adopted by the Company, the corresponding terms and provisions of such RSU Agreements shall be amended, to the extent applicable, as set forth herein in order to ensure that such RSU Agreement complies with Code Section 409A and final Treasury Regulations thereunder.
     8. Except as amended by this Amendment, Participant’s RSU Agreements shall remain in full force and effect without modification or revision.

3